Exhibit 99.1

U.S. Energy Corp. Reports Financial and Operating Results for Full Year and Fourth Quarter 2023

HOUSTON, March 26, 2024 — U.S. Energy Corporation (NASDAQ: USEG, “U.S. Energy” or the “Company”), a growth-focused energy company engaged in operating a portfolio of high-quality producing oil and natural gas assets, today reported financial and operating results for the three and twelve months ended December 31, 2023.

FULL YEAR 2023 HIGHLIGHTS

●	Total daily production in 2023 averaged 1,711 Boe/d; oil production averaged 1,073 Bbl/d.
●	Revenue totaled $32.3 million with oil sales of $28.4 million and natural gas and liquids sales of $4.0 million.
●	Lease operating expense of $15.3 million, or $24.43 per Boe, a 8% and 9% decrease, respectively, from 2022.
●	Oil and gas related capital expenditures of $3.4 million compared to $6.2 million in 2022.
●	Generated Adjusted EBITDA, a non-GAAP measure, of $5.0 million for 2023.
●	Ended the year with an outstanding debt balance of $5.0 million, $3.4 million of cash, total liquidity of $18.4 million, and net debt to Adjusted EBITDA of 0.3x.
●	Launched a $5.0 million share repurchase program, repurchasing 0.3 million shares, or approximately 1.3% of total shares outstanding at December 31, 2023.

FOURTH QUARTER 2023 HIGHLIGHTS

●	Completed the divestment of legacy non-core assets in the fourth quarter, generating $7.3 of sales proceeds used to for debt paydown and accelerated shareholder returns program.
●	Hedged an average of 514 Bbl/d oil production for full year 2024 at a weighted average price of $81.16 per Bbl for oil.
●	Total daily production averaged 1,509 Boe/d; oil production averaged 928 Bbl/d.
●	Revenue totaled $7.3 million with oil sales of $6.4 million and natural gas and liquids sales of $0.9 million.
●	Lease operating expense of $3.1 million, or $22.38 per Boe, a 22% and 15% decrease, respectively, from the third quarter 2023.
●	Oil and gas related capital expenditures of $0.5 million, equivalent to the spend in the third quarter 2023.
●	Generated Adjusted EBITDA of $1.4 million for the fourth quarter 2023.

MANAGEMENT COMMENTS

"I am pleased with our team’s performance during 2023, efforts which continue advancing the Company’s daily goal of unlocking shareholder value,” said Ryan Smith, U.S. Energy’s Chief Executive Officer. “U.S. Energy’s track record of successfully integrating the Company’s previous acquisitions has resulted in a more efficient and lower declining asset base today, as shown in the operating results and cost structure of the Company. As a result, U.S. Energy’s strong, de-levered balance sheet and predictable production profile are well positioned to support the Company’s growth initiatives while enabling management to allocate capital to the highest rate of return projects.  As we move forward through 2024, we believe maintaining capital allocation discipline, exploiting organic growth initiatives, and using a portion of free cash flow to support shareholder returns is the right combination in today’s environment to drive value creation for the Company’s shareholders.”

SHAREHOLDER RETURNS PROGRAM UPDATE

Since the beginning of the Company’s share repurchase program in May 2023 through February 2024, U.S. Energy has repurchased greater than 0.6 million shares of common stock at an average price of $1.18 per share, representing greater than 2% of outstanding shares. The Company’s share repurchase activity consists of approximately 0.3 million shares repurchased at $1.27 per share during 2023, and 0.3 million shares repurchased at an average of $1.08 per share subsequent to year end.

On March 19, 2023, the Company's Board of Directors authorized and approved an extension of the ongoing share repurchase program for up to $5.0 million, which was set to expire June 30, 2024. The repurchase program is now scheduled to expire June 30, 2025. As of this filing, a total of up to $4.2 million remains available under the repurchase program for future repurchases.

BALANCE SHEET UPDATE

As of December 31, 2023, the Company had debt outstanding of $5.0 million on its revolving credit facility and a borrowing base of $20.0 million, leaving $15.0 million of availability.

The Company's cash and cash equivalents balance was $3.4 million at year end 2023.

FULL YEAR 2023 PRODUCTION AND PRICING UPDATE

For the full year 2023, the Company produced 624,420 Boe, or an average of 1,711 Boe/d, as compared to 620,579 Boe, or an average of 1,700 Boe/d during the prior year, 2022.

			Change
	2023	2022	Percent

Production quantities:
Oil (Bbls)	391,645	396,456	-1%
Gas (Mcfe)	1,396,650	1,344,735	4%
BOE	624,420	620,579	1%
BOE per day	1,711	1,700	1%

Average sales prices:
Oil (Bbls)	$72.39	$91.54	-21%
Gas (Mcfe)	$2.84	$6.14	-54%
BOE	$51.75	$71.79	-28%

FULL YEAR 2023 FINANCIAL AND OPERATING SUMMARY

For the full year 2023, revenue totaled $32.3 million with $28.4 million and $4.0 million coming from oil sales and natural gas and liquids sales, respectively. When compared to 2022, total revenue decreased by 27% while oil sales declined 22% and natural gas and liquids declined 52%, both primarily driven by a decline in realized commodity pricing.

Lease operating expense, inclusive of workover expense, totaled $15.3 million, or $24.43 per Boe, a 8% and 9% decrease, respectively, from 2022. For the full year 2022, lease operating and workover expense totaled $16.7 million or $26.86 per Boe.

Cash general and administrative expense totaled $9.2 million for the year, representing a 13% increase from 2022. Equity compensation expense totaled $2.3 million, representing a 24% decrease from 2022.

U.S. Energy generated Adjusted EBITDA of $5.0 million during 2023. The Company reported a net loss of $32.4 million, or $1.28 per diluted share, largely due to a $26.7 million impairment of oil and natural gas properties. The impairment was driven by a 38% year over year decrease in reserve volumes resulting from decreases in commodity prices and other reserve revisions.

FOURTH QUARTER PRODUCTION AND PRICING UPDATE

For the fourth quarter 2023, the Company produced 138,788 Boe, or an average of 1,509 Boe/d, as compared to 152,013 Boe, or an average of 1,652 Boe/d during the third quarter 2023.

			Change
	4Q 2023	3Q 2023	Percent

Production quantities:
Oil (Bbls)	85,363	100,071	-15%
Gas (Mcfe)	320,546	311,654	3%
BOE	138,788	152,013	-9%
BOE per day	1,509	1,652	-9%

Average sales prices:
Oil (Bbls)	$75.17	$78.05	-4%
Gas (Mcfe)	$2.83	$2.98	-5%
BOE	$52.77	$57.50	-8%

FOURTH QUARTER FINANCIAL AND OPERATING SYMMARY

Revenue totaled $7.3 million with $6.4 million generated by oil sales and $0.9 million through natural gas and liquids sales for the fourth quarter. When compared to the third quarter 2023, total revenue decreased by 16% while oil sales declined 18% and natural gas and liquids declined 2%, both primarily driven by assets divested during the fourth quarter of 2023 and a decline in realized commodity pricing.

Fourth quarter lease operating expense totaled $3.1 million or $22.38 per Boe compared to $4.0 million or $26.31 per Boe in the third quarter of 2023, a 22% and 15% decrease, respectively, from the third quarter of 2023.

Cash general and administrative expense totaled $2.3 million for the quarter, representing a materially flat amount from the third quarter of 2023. Equity compensation expense totaled $0.3 million, representing a 44% decrease from the third quarter of 2023.

For the fourth quarter of 2023, U.S. Energy generated Adjusted EBITDA of $1.4 million.

RESERVES SUMMARY

The Company's year end 2023 SEC proved reserves, as prepared by an independent third-party reserve engineer, were 4.9 MBoe.

The SEC twelve-month first day of month average used for year end 2023 was $78.22 per Bbl for oil and $2.64 per Mcf of natural gas, a reduction of 16% and 59% for oil and natural gas respectively when compared to year end 2022 SEC pricing. The year end 2023 SEC proved reserves were comprised of 65% oil and 35% natural gas. The 2023 year end proved reserves were 99% classified as proved developed producing ("PDP").

The present value of the Company's reported SEC proved reserves, discounted at 10% ("PV-10"), at year-end 2023 was $70.1 million.

HEDGE SUMMARY

The following table reflects the hedged volumes under U.S. Energy's commodity derivative contracts and the weighted average hedge price. at which production is hedged for the full year 2024.

	Fixed Price Swaps
		Weighted
	Quantity	Average
Commodity/ Index/ Maturity Period	(Bbls)	Price

NYMEX WTI
Crude Oil 2024 Contracts:
First quarter 2024	53,300	$84.07
Second quarter 2024	48,600	$81.76
Third quarter 2024	45,000	$79.80
Fourth quarter 2024	40,720	$78.15
Total 2024	187,620	$81.16

CONFERENCE CALL DETAILS

A conference call will be held Wednesday, March 27, 2024, at 9:00 a.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session. Investors and participants can listen to the call by dialing 1-877-407-3982 (U.S.) or 1-201-493-6780 (International).

ABOUT U.S. ENERGY CORP.

We are a growth company focused on consolidating high-quality producing assets in the United States with the potential to optimize production and generate free cash flow through low-risk development while maintaining an attractive shareholder returns program. We are committed to reducing our carbon footprint in the areas in which we operate. More information about U.S. Energy Corp. can be found at www.usnrg.com.

INVESTOR RELATIONS CONTACT

Mason McGuire

IR@usnrg.com

(303) 993-3200

www.usnrg.com

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks associated with the integration of the recently acquired assets; the Company’s ability to recognize the expected benefits of the acquisitions and the risk that the expected benefits and synergies of the acquisition may not be fully achieved in a timely manner, or at all; the amount of the costs, fees, expenses and charges related to the acquisitions; the Company’s ability to comply with the terms of its senior credit facilities; the ability of the Company to retain and hire key personnel; the business, economic and political conditions in the markets in which the Company operates; fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities; competition; operating risks; acquisition risks; liquidity and capital requirements; the effects of governmental regulation; adverse changes in the market for the Company’s oil and natural gas production; dependence upon third-party vendors; risks associated with COVID-19, the global efforts to stop the spread of COVID-19, potential downturns in the U.S. and global economies due to COVID-19 and the efforts to stop the spread of the virus, and COVID-19 in general; economic uncertainty relating to increased inflation and global conflicts; the lack of capital available on acceptable terms to finance the Company’s continued growth; the review and evaluation of potential strategic transactions and their impact on stockholder value; the process by which the Company engages in evaluation of strategic transactions; the outcome of potential future strategic transactions and the terms thereof; and other risk factors included from time to time in documents U.S. Energy files with the Securities and Exchange Commission, including, but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Company’s publicly filed reports, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. These reports and filings are available at www.sec.gov.

The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of any Sale Agreement Parties are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on U.S. Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. U.S. Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, U.S. Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and takes no obligation to update or correct information prepared by third parties that are not paid for by U.S. Energy. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

FINANCIAL STATEMENTS

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	2023	2022
ASSETS
Current assets:
Cash and equivalents	$3,351	$4,411
Oil and natural gas sales receivables	2,336	3,193
Marketable equity securities	164	107
Commodity derivative asset - current	1,844	-
Other current assets	527	558
Real estate assets held for sale, net of selling costs	150	175

Total current assets	8,372	8,444

Oil and natural gas properties under full cost method:
Unevaluated properties	-	1,584
Evaluated properties	176,679	203,144
Less accumulated depreciation, depletion, amortization, and impairment	(106,504)	(96,725)

Net oil and natural gas properties	70,175	108,003

Other assets:
Property and equipment, net	899	651
Right of use asset	693	868
Other assets	305	354

Total other assets	1,897	1,873

Total assets	$80,444	$118,320

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,064	$4,329
Accrued compensation and benefits	702	1,111
Revenue and royalties payable	4,857	3,503
Commodity derivative liability - current	-	1,694
Asset retirement obligations - current	1,273	668
Current lease obligation	182	189

Total current liabilities	11,078	11,494

Noncurrent liabilities:
Credit facility	5,000	12,000
Asset retirement obligations - noncurrent	17,217	14,774
Long-term lease obligation, net of current portion	611	794
Deferred tax liability	16	898
Other noncurrent liabilities	-	6
Total noncurrent liabilities	22,844	28,472

Total liabilities	33,922	39,966

Commitments and contingencies (Note 9)

Shareholders’ equity:
Common stock, $0.01 par value; 245,000,000 authorized; 25,333,870 and 25,023,812 shares issued and outstanding as of December 31, 2023 and 2022, respectively	253	250
Additional paid-in capital	218,403	216,690
Accumulated deficit	(172,134)	(138,586)

Total shareholders’ equity	46,522	78,354

Total liabilities and shareholders’ equity	$80,444	$118,320

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE Year Ended December 31, 2023 AND 2022

(In thousands, except share and per share amounts)

	2023	2022

Revenue:
Oil	$28,352	$36,293
Natural gas and liquids	3,964	8,259
Total revenue	32,316	44,552

Operating expenses:
Lease operating expenses	15,254	16,667
Gathering, transportation, and treating	557	573
Production taxes	2,107	3,010
Depreciation, depletion, accretion, and amortization	11,235	9,607
Impairment of oil and natural gas properties	26,680	-
General and administrative expenses	11,523	11,157
Total operating expenses	67,356	41,014

Operating income (loss)	(35,040)	3,538

Other income (expense):
Commodity derivative gain (loss), net	2,882	(5,682)
Interest (expense), net	(1,114)	(544)
Other income (expense), net	25	(168)
Total other income (expense)	1,793	(6,394)

Net income (loss) before income taxes	$(33,247)	$(2,856)
Income tax (expense) benefit	891	1,893
Net income (loss)	$(32,356)	$(963)
Basic and diluted weighted average shares outstanding	25,322,382	24,668,219
Basic and diluted loss per share	$(1.28)	$(0.04)

U.S. ENERGY CORP. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE Year Ended December 31, 2023 AND 2022

(in thousands)

	2023	2022

Cash flows from operating activities:
Net loss	$(32,356)	$(963)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, accretion, and amortization	11,235	9,607
Impairment of oil and natural gas properties	26,680	-
Deferred income taxes	(882)	(1,921)
Total commodity derivatives (gains) losses, net	(2,882)	5,682
Commodity derivative settlements paid	(656)	(7,140)
(Gains) losses on marketable equity securities	(57)	83
Impairment and loss on real estate held for sale	25	75
Amortization of debt issuance costs	49	45
Stock-based compensation	2,293	3,017
Right of use asset amortization	175	205
Changes in operating assets and liabilities:
Oil and natural gas sales receivable	851	(2,261)
Other assets	687	150
Accounts payable accrued liabilities	(60)	1,414
Accrued compensation and benefits	(410)	(51)
Revenue and royalties payable	1,184	3,467
Payments on operating lease liability	(189)	(104)
Payments of asset retirement obligations	(215)	(407)

Net cash provided by (used in) operating activities	5,472	10,898

Cash flows from investing activities:
Acquisition of proved properties	-	(12,641)
Oil and natural gas capital expenditures	(3,379)	(6,208)
Property and equipment expenditures	(488)	(435)
Proceeds from sale of oil and natural gas properties, net	6,693	2,335

Net cash provided by (used in) investing activities:	2,826	(16,949)

Cash flows from financing activities:
Borrowings on credit facility	500	15,200
Payment of debt	(7,500)	(6,547)
Payment of fees for credit facility	-	(207)
Payments on insurance premium finance note	(647)	(559)
Exercise of warrant	-	195
Shares withheld to settle tax withholding obligations for restricted stock awards	(151)	(307)
Dividends paid	(1,192)	(1,735)
Repurchases of common stock	(368)	-

Net cash provided by (used in) financing activities	(9,358)	6,040

Net (decrease) increase in cash and equivalents	(1,060)	(11)

Cash and equivalents, beginning of year	4,411	4,422

Cash and equivalents, end of year	$3,351	$4,411

ADJUSTED EBITDA RECONCILIATION

In addition to our results calculated under generally accepted accounting principles in the United States (“GAAP”), in this earnings release we also present Adjusted EBITDA. Adjusted EBITDA is a “non-GAAP financial measure” presented as supplemental measures of the Company’s performance. It is not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company defines Adjusted EBITDA as net income (loss), plus net interest expense, net unrealized loss (gain) on change in fair value of derivatives, income tax (benefit) expense, deferred income taxes, depreciation, depletion, accretion and amortization, one-time costs associated with completed transactions and the associated assumed derivative contracts, non-cash share-based compensation, transaction related expenses, transaction related acquired realized derivative loss (gain), and loss (gain) on marketable securities. Company management believes this presentation is relevant and useful because it helps investors understand U.S. Energy’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA is presented because we believe it provides additional useful information to investors due to the various noncash items during the period. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: Adjusted EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments; although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and other companies in this industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

The Company’s presentation of this measure should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of this non-GAAP measure to the most comparable GAAP measure, below. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view this non-GAAP measure in conjunction with the most directly comparable GAAP financial measure.

In thousands	Year Ended December 31,
	2023	2022
Adjusted EBITDA Reconciliation
Net Income (Loss)	$(32,356)	$(963)

Depreciation, depletion, accretion and amortization	11,235	9,607
Unrealized loss (gain) on commodity derivatives	(3,538)	(1,458)
Interest Expense, net	1,114	544
Income tax expense (benefit)	(891)	(1,893)
Non-cash stock based compensation	2,293	3,017
Transaction related expenses	-	712
Transaction related acquired realized derivative losses	496	5,347
Loss (gain) on marketable securities	(57)	83
Loss (gain) on real estate held for sale	25	75
Impairment of oil and natural gas properties	26,680	-
Total Adjustments	37,357	16,034

Total Adjusted EBITDA	$5,001	$15,071